UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 24, 2008

Maui Land & Pineapple Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Hawaii	0-6510	99-0107542
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

120 Kane Street, P.O. Box 187, Kahului, Maui, Hawaii, 96733-6687

(Address of principal executive offices)

(808) 877-3351

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.               Costs Associated with Exit or Disposal Activities

On July 24, 2008, the Board of Directors of Maui Land & Pineapple Company, Inc. (the “Company”) approved a plan to reduce the size of the Company’s workforce by approximately 274 positions or about 25%.  The reduction will be accomplished by consolidating certain departments and functions, and by down-sizing the Company’s pineapple operations.  The decision was made in response to the weak economy, the rising cost of energy and the high consumption of cash and operating losses of the pineapple operations.

Some employees have been laid off immediately and reductions will also be accomplished by attrition or the cancellation of vacant positions.  The last day of work for most of the affected employees will be September 26, 2008.

The Company estimates that it will have cash expenditures of approximately $2.5 million for severance payments, accrued vacation payouts and transition expenses.  The Company is presently evaluating the assets of the pineapple operations and will write off any equipment or supplies that are in excess of what can be used in the operations.  The Company has not yet determined the effect on its pension and other post-retirement plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: July 29, 2008	By:	/S/ Robert I. Webber
Robert I. Webber
Chief Operating Officer,
Chief Financial Officer
and Executive Vice President
(Principal Financial Officer)